LOAN AND SECURITY AGREEMENT
(TERM LOAN AND REVOLVING LOAN)
THIS LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of March 13, 2013 (the "Effective Date") by and among THIRD SECURITY SENIOR STAFF 2008 LLC, as administrative agent ("Agent"), and a lender, and the other lenders party hereto from time to time (each a "Lender", and collectively the "Lenders"), and TRANSGENOMIC, INC., a Delaware corporation with offices located at 12325 Emmet Street, Omaha, Nebraska 68164 ("Borrower"), provides the terms on which Lenders agree to lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:
1     ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2    TERM LOAN, REVOLVING LOAN AND TERMS OF PAYMENT
2.1     Promise to Pay Term Loan.     Borrower hereby unconditionally promises to pay to each Lender in accordance with its Pro Rata Share, the outstanding principal amount of the Term Loan made by the Lenders and accrued and unpaid interest thereon, and any other amounts due hereunder, as and when due in accordance with this Agreement.
2.2     Term Loan.
(a)     Availability. Subject to the terms and conditions of this Agreement, on the Effective Date, the Lenders agree, severally and not jointly, to make one (1) term loan to the Borrower in an aggregate amount of Four Million Dollars ($4,000,000.00) according to each Lender's Term Loan Commitment as set forth on Schedule 1 hereto (the "Term Loan"). After repayment, no Term Loan may be re-borrowed.
(b)     Interest Payments and Repayment. Commencing on the first (1st) Payment Date following the Effective Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in Section 2.3. Commencing on the Amortization Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (i) the amount of such Lender's Term Loan, and (ii) a straight-line amortization schedule for the Term Loan, beginning on the Amortization Date and ending on the Maturity Date. All unpaid principal and accrued interest with respect to the Term Loan is due and payable in full on the

Maturity Date. The Term Loan may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).

(c)     Mandatory Prepayments. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loan and all other Obligations, and all accrued and unpaid interest thereon, plus (ii) the Final Payment, plus (iii) the Prepayment Fee, plus (iv) all other sums that shall have become due and payable hereunder, including Lenders' Expenses.

(d)    Permitted Prepayment of the Term Loan. Borrower shall have the option to prepay all or any portion of the Term Loans advanced by the Lenders under this Agreement; provided. however, that Borrower (i) provides written notice to Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of: (A) the amount of the Term Loan (plus accrued and unpaid interest thereon) being prepaid, plus (B) the Final Payment applicable to the amount being prepaid, plus (C) the Prepayment Fee applicable to the amount being prepaid, plus (D) all other sums that shall have become due and payable hereunder, including Lenders' Expenses.
2.3     Payment of Interest on the Term Loan.
(a)     Computation of Interest. Interest on the Term Loan and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on the Term Loan, the date of the making of the Term Loan shall be included and the date of payment shall be excluded; provided, that if the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on the Term Loan.
(b)     Interest Rate Determination. Subject to the provisions of Section 2.3( c) below, the Term Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to the sum of (i) the greater of (A) the LIBOR Rate in effect for the applicable Interest Period and (B) three percent (3.00%), plus (ii) the LIBOR Rate Margin. The foregoing subpart (i) will be adjusted on the first (1st) day of each Interest Period and fixed for the duration of each such Interest Period. As of each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Loan for which an interest rate is then being determined for the applicable Interest Period. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), as of any Interest Rate Determination Date with respect to any Term Loan, that adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loan on the basis provided for in the definition of Base LIBOR Rate, then Agent may select a comparable replacement index and corresponding margin.
(c)     Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum that is five hundred (500) basis points above the rate that is otherwise applicable thereto (the "Default Rate"). Payment or acceptance of the increased interest rate provided in this Section 2.3 (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.
(d)    Debit of Accounts. Any Lender may debit or issue automated clearing house ("ACH") orders to any of Borrower's Deposit Accounts, including the Designated Deposit Account, for principal and interest payments when due or any other amounts Borrower owes the Lenders under the Loan Documents when due. These debits shall not constitute a set-off. Borrower shall execute and deliver to each Lender such authorizations and forms as any Lender may deem necessary for any such ACH orders.
2.4     Fees on Term Loan. Borrower shall pay to each Lender:
(a)     Closing Fee. A non-refundable closing fee to each Lender, in accordance with its respective Pro Rata Share of the Term Loan, equal to the product of (i) one percent (1.00%) multiplied by (ii) the aggregate Term Loan Commitment of such Lender on the Effective Date;
(b)     Final Payment. The Final Payment, when due under Section 2.2( c) or 2.2( d), or otherwise on the Maturity Date, to each Lender, in accordance with its respective Pro Rata Share of the Term Loan;
(c)     Prepayment Fee. The Prepayment Fee, when due under Section 2.2(c) or 2.2(d), to each Lender, in accordance with its respective Pro Rata Share of the Term Loan immediately prior to application of the corresponding prepayment; and
(d)     Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by the Lenders, Borrower shall not be entitled to any credit, rebate, or repayment of any fees paid to or earned by any Lender pursuant to this Agreement notwithstanding any termination of this Agreement. Each Lender may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.3( d). Agent shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5     Promise to Pay Revolving Line. Borrower hereby unconditionally promises to pay to each Lender its Pro Rata Share of the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereof as and when due in accordance with this Agreement.
2.6     Revolving Advances.
(a)     Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, the Lenders agree, severally and not jointly, to make Advances not exceeding the Availability Amount to the Borrower according to each Lender's Pro Rata Share of the Revolving Line Commitment as set forth on Schedule 1 hereto. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)     Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.7     Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to the Lenders in cash the amount of such excess (such excess, the "Overadvance"). Without limiting Borrower's obligation to repay Lenders any Overadvance, Borrower agrees to pay Lenders interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
2.8     Payment of Interest on Advances.
(a)     Advances. Subject to Section 2.8(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of
(i) (x) the Prime Rate plus (y) one percent (1.00%) and (ii) 4.25%, which interest shall be payable monthly in accordance with Section 2.8(d) below.

(b)     Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at the Default Rate. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.8(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.

(c)     Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
2.9     Fees on Revolving Line. Borrower shall pay to Agent for the benefit of Lenders:
(a)     Commitment Fee. A fully earned, non-refundable commitment fee of Twenty Thousand Dollars ($20,000) on the Effective Date;
(b)     Anniversary Fee. A fully earned, non-refundable anniversary fee of Twenty Thousand Dollars ($20,000) on each anniversary of the Effective Date;
(c)     Unused Revolving Line Facility Fee. Payable quarterly in arrears on the first calendar day of the fiscal quarter occurring after the Effective Date, on the first day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the "Unused Revolving Line Facility Fee") in an amount equal to one-half of one percent (0.50%) per annum of the average unused portion of the Revolving Line during such quarter, as determined by Agent. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; and
(c)     Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Lenders pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lenders' obligation to make loans and advances hereunder. Lenders may deduct amounts owing by Borrower under the clauses of this Section 2.9.
2.10    Lenders' Expenses. All of Lenders' Expenses (including reasonable attorneys' fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (and in the absence of any other due date specified herein, such Lenders' Expenses shall be due upon demand).
2.11     Payments. All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due. Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
2.12     Withholding. Payments received by any Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to any Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request; furnish each Lender with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.
2.13     Secured Promissory Notes. Each Lender's Pro Rata Share of the Term Loan and Revolving Line may at such Lender's request be evidenced by a Secured Promissory Note in the form attached as Exhibit C hereto (each a "Secured Promissory Note"), and shall be repayable as set forth herein. Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to the Lenders or otherwise received by the Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement provided that no voluntary prepayment may be made to the Term Loan without the Borrower's consent. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Effective Date or at the time of receipt of any payment of principal on such Lender's Secured Promissory Note, an appropriate notation on such Lender's Secured Promissory Note Record reflecting the making of the Term Loan, Revolving Line or (as the case may be) the receipt of such payment. The outstanding principal amount of the Term Loan set forth on such Lender's Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.
3     CONDITIONS TO CREDIT EXTENSIONS
3.1     Conditions Precedent to Initial Credit Extension. Lenders' obligation to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:
(a)    duly executed original signatures to the Loan Documents;

(b)    duly adopted Borrowing Resolutions for Borrower;

(c)    the Operating Documents and long form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware and each jurisdiction in which the Borrower is qualified to do business;

(d)     duly executed signature pages to a payoff letter from PGxHealth or its successors and assigns of the debt owed by the Borrower (the "Prior Lender");
(e)     evidence that (i) the Liens securing Indebtedness owed by Borrower to the Prior Lender, and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(f)    certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(g)     a legal opinion of Borrower's counsel dated as of the Effective Date;
(h)     the Perfection Certificate of Borrower, together with the duly executed original signatures thereto; and

(i)    payment of the fees and Lender Expenses then due as specified in Section 2.5 hereof.

3.2    Conditions Precedent to all Credit Extensions. Lenders' obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)     the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in this
Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(b)     Agent determines to its reasonable satisfaction that any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by. Borrower from the most recent business plan of Borrower presented to and accepted by Agent.

3.3     Covenant to Deliver.
Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower's obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Agent's sole discretion.
3.4     Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time one day prior to the Funding Date of the Advance. Lenders shall wire transfer proceeds of an Advance to an account designated by Borrower. Lenders may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.
3.5     Post-Closing Conditions. Within 30 days after the date of this Agreement, or such longer period of time as Agent agrees in its sole discretion, Borrower shall provide Agent with (i) a Control Agreement for its accounts (other than payroll and Medicare accounts) at

Silicon Valley Bank, in form reasonably satisfactory to Agent, (ii) a landlord consent in favor of Agent for its headquarters in Omaha, Nebraska and its facility in New Haven, Connecticut, in form reasonably satisfactory to Agent, and (iii) loss payable endorsements and certificates of insurance for Borrower's insurance, in form reasonably satisfactory to Agent.
4    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now .owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that may have superior priority to Agent's Liens by operation of law. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Agent) and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent. If this Agreement is terminated, Agent's Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Agent shall, at Borrower's sole cost and expense, unless another Person shall have become subrogated to Agent's rights under this Agreement and entitled to the benefit of the security thereof, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.
4.2     Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Agent's interest or rights hereunder, including a notice that any disposition of the Collateral not permitted under this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements may indicate the Collateral as "all assets of the Debtor" or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent's sole discretion.
5     REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1     Due Organization, Authorization; Power and Authority. Borrower and each Guarantor is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower's business. In connection with this Agreement, Borrower has delivered to Agent completed certificates each signed by Borrower and Guarantor, respectively, entitled "Perfection Certificate". Borrower represents and warrants to Agent and each Lender that (a) Borrower's and each Guarantor's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof;

(b) Borrower and each Guarantor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower's and each Guarantor's organizational identification number or accurately states that Borrower or the relevant Guarantor has none; (d) the Perfection Certificate accurately sets forth Borrower's and each Guarantor's place of business, or, if more than one, its chief executive office as well as Borrower's and each Guarantor's mailing address (if different than its chief executive office); (e) Borrower and Guarantor (and each of their predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to. time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower's organizational identification number.
The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower's or such Guarantor's organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any Guarantor or any of their respective property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any Guarantor is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower's business.
5.2     Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and, subject to Section 3.5 hereof, which Borrower has taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to the term of Section 6.8. The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, and (b) over-the-counter software that is commercially available to the public. All material Intellectual Property licensed to Borrower is noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower's business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower's business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower's knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except as noted on the Perfection Certificate, and all such claims, if any, noted on the Perfection Certificate would not reasonably be expected to have a material adverse effect on Borrower's business.
Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
5.3     Accounts Receivable.
(a)     For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
(b)     All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4     Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that are reasonably likely to result in a liability to the Borrower involving more than, individually or in the aggregate, One Hundred Fifty Thousand Dollars ($150,000).
5.5     Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to the Agent fairly present in all material respects

Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to the Agent.
5.6     Solvency. The fair salable value of Borrower's consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower's liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.7     Regulatory Compliance. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower's or any of its Subsidiaries' properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
5.8     Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9     Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Borrower except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify the Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other-than a "Permitted Lien." Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10     Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to repay the Prior Lender, as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
5.11     Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.11    Definition of "Knowledge." For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower's knowledge or awareness, to the "best of' Borrower's knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
6     AFFIRMATIVE COVENANTS
Borrower shall do all of the following and require its Subsidiaries to do all of the following:
6.1     Government Compliance.
(a)     Maintain its and all its Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.
(b)     Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

6.2     Financial Statements, Reports, Certificates. Provide Agent and each Lender with the following:
(a)     Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's and each of its Subsidiary's operations for such month, certified by a Responsible Officer and in a form acceptable to the Lenders (the "Monthly Financial Statements");

(b)     Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed

Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as the Lenders may reasonably request, a statement that at the end of such month there were no held checks;

(c)     Annual Operating Budget and Financial Projections. Within thirty (30) days after completion, but in any event within ninety (90) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, as approved by Borrower's board of directors (collectively, the "Annual Financial Projections");

(d)     Annual Audited Financial Statements. As soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Lenders;

(e)     Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt;

(f)     SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower's website on the Internet at Borrower's website address; provided, however, Borrower shall promptly notify the Lenders in writing (which may be by electronic mail) of the posting of any such documents;

(g)     Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Fifty Thousand Dollars ($50,000) or more; and
(h)     Other Financial Information. Other financial information reasonably requested by Agent or the Lenders.

6.3     Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower's customary practices as they exist at the Effective Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Fifty Thousand Dollars ($1\50,000).

6.4     Accounts Receivable.
(a)     Schedules and Documents Relating to Accounts. If requested by Agent, Borrower shall furnish Agent with copies (or, at Agent's request, originals) of all contracts,

orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
(b)     Disputes. Borrower shall promptly notify Agent of all material disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm's-length transactions, and reports the same to Agent in the regular reports provided to Agent; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c)     Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox or via electronic deposit into a deposit account of Borrower that is, subject to Section 3.5 hereof, subject to a Control Agreement. Borrower shall deliver all payments on and proceeds of Accounts received by it to its deposit accounts.

(d)     Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Agent, upon request from Agent. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Lenders, and immediately notify Agent of the return of the Inventory.

(e)     Verification. Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Lenders or such other name as Agent may choose, and notify any Account Debtor of Agent's security interest in such Account.

(f)    No Liability. Lenders shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Lenders be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Lenders from liability for its own gross negligence or willful misconduct.

(g)     Remittance. Borrower shall deliver all proceeds arising from the disposition of any Collateral, in the original form received no later than the following Business

Day after receipt by Borrower, to a deposit account of Borrower that is, subject to Section 3.5 hereof, subject to a Control Agreement.

6.5     Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to the Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6     Insurance.
(a)     Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location and as the Lenders may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to the Lenders. All property policies shall have a lender's loss payable endorsement showing Agent as an additional lender loss payee. All liability policies shall show, or have endorsements showing, Agent and each Lender as an additional insured. Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)     Ensure that proceeds payable under any property policy are, at the Lenders' option, payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations.

(c)     At Lenders' request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.6 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lenders, that it will give the Lenders thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.6 or to pay any amount or furnish any required proof of payment to third persons and any Lender, any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.6, and take any action under the policies such Lender deems prudent.

6.7     Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day's notice (provided no notice is required if an Event of Default has occurred and is continuing), Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower's Books. The foregoing inspections and audits shall be conducted at Borrower's expense and no more often than once every six (6) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary.

6.8     Operating Accounts. Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. Subject to Section 3.5, for each Collateral Account that Borrower at any time maintains (other than its current account at First National Bank and its accounts which receive Medicare payments),

Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent's Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent; provided that if such bank or financial institution refuses to enter into such a Control Agreement, then Borrower shall, at the request of Agent, move its accounts to a different financial institution that will provide a Control Agreement. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower's employees and identified to Agent by Borrower as such.
6.9     Financial Covenants. Maintain at all times, subject to periodic reporting as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:
(a)     Minimum Liquidity Ratio. A ratio of (i) unrestricted and unencumbered cash and cash equivalents plus Eligible Accounts divided by (ii) all Funded Indebtedness (the "Minimum Liquidity Ratio") of not less than the following amounts at the end of each month during the applicable periods below:

Monthly Period Ending	Minimum Liquidity Ratio
February 28, 2013 through December 31, 2013	0.90:1.00
January 31, 2014 and there after	1.00:1.00
(b) Minimum Net Revenue. Achieve at least the amounts set forth below during the applicable periods.

Six Month Period Ending	Net Revenue
March 31, 2013	$14,000,000
April 30, 2013	$14,400,000
May 31, 2013	$14,800,000
June 30, 2013	$15,200,000
July 31, 2013	$15,488,000
August 31, 2013	$15,888,000
September 30, 2013	$16,340,000

October 31, 2013	$16,959,000
January 31, 2014	$17,825,000
February 28, 2014	$18,814,000
March 31, 2014	$19,254,000
April 30, 2014	$19,870,000
May 31, 2014	$20,573,000
June 30, 2014	$20,702,000
July 31, 2014	$20,881,000
August 31, 2014	$21,086,000
September 30, 2014	$21,275,000
October 31, 2014	$21,540,000
November 30, 2014	$21,843,000
December 31, 2014	$22,055,000

For each monthly period in each fiscal year ending thereafter, the minimum revenue, measured on a trailing six-month basis, shall be based on an amount that is equal to the greater of (i) eighty-five percent (85%) of the board approved Annual Financial Projections applicable to such monthly period in such fiscal year and (ii) $22,690,000.
6.10     Protection and Registration of Intellectual Property Rights.
(a)     (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its material Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower's business to be abandoned, forfeited or dedicated to the public without Agent's written consent.
(b)    To the extent not already disclosed in writing to the Lenders, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to the Lenders and shall execute such intellectual property security agreements and other documents and take such other actions as the Lenders or the Agent may request in their good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent (for the ratable benefit of the Lenders) in such property.
(c)     Provide written notice to the Lenders within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as the Lenders or the Agent request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed "Collateral" and for the Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) the Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Agent's or the Lenders' rights and remedies under this Agreement and the other Loan Documents.

6.11     Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to the Agent and the Lenders, without expense to the Agent or the Lenders, Borrower and its officers, employees and agents and Borrower's Books, to the extent that the Agent and/or the Lenders may deem them reasonably necessary to prosecute ,or defend any third-party suit or proceeding instituted by or against the Agent or the Lenders with respect to any Collateral or relating to Borrower.
6.12     Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Agent and each Lender a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder or secured guarantor (as elected by mutual agreement of the Lenders), together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to the Lenders (including being sufficient to grant Agent, for the benefit of each Lender, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to each Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to the Lenders, and (c) provide to each Lender all other documentation in form and substance satisfactory to the Agent and the Lenders, including one or more opinions of counsel satisfactory to Agent and the Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.
6.13     Further Assurances. Execute any further instruments and take further action as the Agent or any Lender reasonably requests to perfect or continue the Agent's Lien in the Collateral or to effect the purposes of this Agreement. Deliver to each Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
7     NEGATIVE COVENANTS
Borrower shall not do, and shall not permit any of its Subsidiaries to do, any of the following without the prior written consent of Agent and the Required Lenders:
7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business;
(b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;
(c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower's use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents.

7.2     Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) fail to provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person's departure from Borrower; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower's equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Agent the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent a description of the material terms of the transaction).
Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower's assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of the Lenders, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Agent.

7.3     Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower provided that Borrower is the surviving entity and Agent and Lenders receive written notice of such merger or consolidation within ten (10) days after its occurrence.
7.4     Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5     Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens; (b) permit any Collateral not to be subject to the first priority security interest granted herein, subject to Permitted Liens that may have superior priority to Agent's Lien by operation of law; (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent and Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower's or any Subsidiary's Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of"Permitted Liens" herein.
7.6     Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
7.7     Distributions; Investments. (a) Pay any dividends or make any distributions or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase; provided that the aggregate amount of all such repurchases does not exceed $100,000 per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.
7.9     Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject (which such subordination, intercreditor or similar agreement shall be in form and substance acceptable to Agent and Lenders), or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to the Lenders.
7.10     Compliance. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
7.11    Compliance with Anti-Terrorism Laws. Directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent's policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.
7.12     First National Bank Account. Maintain more than $100,000 at any time in the Borrower's account at First National Bank.
8     EVENTS OF DEFAULT
Anyone of the following shall constitute an event of default (an "Event of Default") under this Agreement:

8.1     Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but Agent and Lenders shall have no obligation to make any Credit Extension during the cure period);
8.2     Covenant Default.
(a) Borrower fails or neglects to perform any obligation in Sections 3.5, 6.2, 6.5, 6.7,6.8,6.9, 6.10(c), 6.12, 6.13 or violates any covenant in Section 7; or

(b) Borrower or any of its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3     Material Adverse Change. A Material Adverse Change occurs;
8.4     Attachment; Levy; Restraint on Business.
(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower's assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, Agent and Lenders shall have no obligation to make any Credit Extensions during any ten (10) day cure period; or
(b) (i) any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5     Insolvency. (a) Borrower and its Subsidiaries on a consolidated basis is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but Agent and Lenders shall have no obligation to make any Credit

Extensions while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower's or any Guarantor's business;
8.7     Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that Lenders shall have no obligation to make any Credit Extensions prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8     Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Agent or any Lender, or to induce the Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9     Subordinated Debt. Any document, instrument, or agreement evidencing or subordinating any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;
8.10     Guaranties. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7 or 8.8 occurs with respect to any Guarantor; or (d) the liquidation, winding up, or termination of existence of any Guarantor; or € (i) a material impairment in the perfection or priority of Agent's Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
8.11     Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
9     AGENT'S AND LENDERS' RIGHTS AND REMEDIES
9.1     Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent and the Lenders may, without notice or demand, and the Agent at the direction of any Lender shall, do any or all of the following:
(a)     declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by the Agent or any Lender);
(b)     stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and any Lender;

(c)    [reserved];

(d)    [reserved];

(e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Lenders considers advisable, and notify any Person owing Borrower money of the Agent's security interest in such funds;

(f)     make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if the Agent requests and make it available as Agent designates. The Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of the Agent's rights or remedies;
(g)     apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by the Agent or the Lenders owing to or for the credit or the account of Borrower;
(h)     ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent's exercise of its and the Lenders' rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Agent's benefit;

(i)     deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
    (j)    demand and receive possession of Borrower's Books; and
(k)     exercise all rights and remedies available to the Agent and Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2     Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of the Agent's security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. Agent's foregoing appointment as Borrower's attorney in fact, and all of Agent's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.
9.3     Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent or any Lender may obtain such insurance or make such payment, and all amounts so paid by Agent or such Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent or a Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent or any Lender are deemed an agreement to make similar payments in the future or a waiver of any Event of Default.
9.4     Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, the Agent and each Lender shall have the right to apply in any order any funds in its respective possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent and the Lenders shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to the Lenders for any deficiency. If the Agent or any Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent or such Lenders shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent or such Lender of cash therefor.
9.5     Agent's Liability for Collateral. So long as Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Agent, the Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6     No Waiver; Remedies Cumulative. Agent's and any Lender's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The Agent's and each Lender's rights and remedies under this Agreement and the other Loan Documents are cumulative. The Agent and each Lender has all rights and remedies provided under the Code, by law, or in equity. The Agent's or any Lender's exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and the Agent's or any Lender's waiver of any Event of Default is not a continuing waiver. The Agent's or any Lender's delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7     Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent or any Lender on which Borrower is liable.
10     NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent, any Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attn: Craig Tuttle, CEO
Email: ctuttle@transgenomic.com
with a copy to:
Paul Hastings LLP
1117 South California Avenue
Palo Alto, California 94304
Attn: JeffHartlin, Esquire
Fax: (650) 320-1904
Email: jeffhartlin@paulhastings.com
If to Any Agent or any Lenders:
Third Security Senior Staff 2008 LLC
The Governor Tyler
1881 Grove Avenue
Radford, VA 24141
Attn: Tad FIsher
Fax: 540.633.7939
Email: tad.fisher@thirdsecurity.com
with a copy to:
Hunton & Williams LLP
Riverfront Plaza--East Tower
951 East Byrd Street
Attn: Eric J. Nedell, Esquire
Fax: 804-343-4863
Email: enedell@hunton.com

11     CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lenders. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and

Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower's actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12     GENERAL PROVISIONS
12.1 Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement's termination shall continue to survive notwithstanding this Agreement's termination.
12.2     Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent's prior written consent (which may be granted or withheld in Agent's discretion). Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender's Term Loan or Revolving Line commitment, together with all related obligations of such Lender hereunder. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in form and substance acceptable to Agent, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Agent reasonably shall require. Notwithstanding anything set forth in this Agreement to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided. however. that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.3     Indemnification.
(a)     Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an "Indemnified Person") harmless against: (i) all obligations, demands, claims, and liabilities (collectively, "Claims") asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or Lenders' Expenses incurred, or paid by Indemnified Person from, following, or arising from transactions between Agent, and/or the Lenders and Borrower (including reasonable attorneys' fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person's gross negligence or willful misconduct (collectively, the "Indemnified Liabilities").

(b)     Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds, except for any of such directly caused by such Indemnified Person's gross negligence or willful misconduct.
(c)     To the extent that the undertaking set forth in this Section 12.3 may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4     Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5     Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6     Correction of Loan Documents. Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.7     Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8     Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9     Confidentiality. In handling any confidential information, Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent's and each Lender's respective Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Agent and each Lender, collectively, "Creditor Entities"); (b) to prospective transferees or purchasers of any interest in the Term Loans or Revolving Line commitment (provided, however, Agent and each Lender shall obtain any prospective transferee's or purchaser's agreement to the terms of this provision, or if an Event of Default has occurred and is continuing use its commercially reasonable efforts to so provide); (c) as required by law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with Agent's or any Lender's examination or audit; (e) as Agent or any Lender considers necessary in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent or any Lender so long as such service providers have executed a confidentiality agreement with the Agent or such Lender, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent's or any Lender's possession when disclosed to Agent or any such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent or a Lender; or (ii) disclosed to Agent or any Lender by a third party, if Agent or such Lender does not know that the third party is prohibited from disclosing the information.
Creditor Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10     Attorneys' Fees, Costs and Expenses. In any action or proceeding among Borrower, the Agent and any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11     Electronic Execution of Documents. The words "execution," "signed," "signature" and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12     Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14     Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm's·length contract.
12.15     Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
13     AGENT
13.1     Appointment and Authorization of Agent. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
13.2     Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates', agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
13.3     Liability of Agent. Except as otherwise provided herein, no Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.
13.4     Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
13.5     Notice of Default. Agent shall not be. deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to an Event of Default as may be directed in writing by the Required Lenders; provided however, that while an Event of Default has occurred and is continuing, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Agent shall deem advisable or in the best interest of the Lenders, including without limitation, satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other Persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.
13.6     Credit Decision; Disclosure of Information by Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

13.7     Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided. however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided. however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders' Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Agent.
13.8     Agent in its Individual Capacity. With respect to its Pro Rata Share of the Term Loan and Revolving Line, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms "Lender" and "Lenders" include Agent in its individual capacity.
13.9     Successor Agent.

(a)    Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall give notice to the Lenders and Borrowers. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.
(b)     Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent; provided however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this subsection (b).
(c)     Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor's appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this subsection (c)). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 13 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.
13.10     Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent allowed in such judicial proceeding); and
(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 2 and 3. To the extent that Agent fails timely to do so, each Lender may file a claim relating to such Lender's claim.
13.11     Collateral and Guaranty Matters. The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by Agent under any Loan Document (a) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (b) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (c) as approved in accordance with SectionI2.7. Upon request by Agent at any time, all Lenders will confirm in writing Agent's authority to release its interest in particular types or items of property, pursuant to this Section 13.11.
13.12     Cooperation of Borrower. If necessary, Borrower agrees to (a) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of any portion of the Term Loan or Revolving Line to an assignee in accordance with Section 12.1, (b) make Borrower's management available to meet with Agent and prospective participants and assignees and (c) assist Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of any portion of the Term Loan or Revolving Line reasonably may request. Subject to the provisions of Section 12.9 Borrower authorizes each Lender to disclose to any prospective participant or assignee of any portion of the Term Loan or Revolving Line, any and all information in such Lender's possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender's credit evaluation of Borrower prior to entering into this Agreement.
14     DEFINITIONS
14.1     Definitions. As used in the Loan Documents, the word "shall" is mandatory, the word "may" is permissive, the word "or" is not exclusive, the words "includes" and "including" are not limiting, and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

"Account" is any "account" as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
"Account Debtor" is any "account debtor" as defined in the Code with such additions to such term as may hereafter be made.
"Advance" or "Advances" means a revolving credit loan (or revolving credit loans) under the Revolving Line, including any Overadvance.
"Advance Rate" is initially 80%; provided, however, that Agent has the right to decrease such percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.
"Affiliate" is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.
"Agent" means Third Security Senior Staff 2008 LLC, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.
"Agent-Related Person" means the Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided. however, that no Agent-Related Person shall be an Affiliate of Borrower.
"Agreement" is defined in the preamble hereof.
"Amortization Date" means January 1,2014.
"Annual Financial Projections" is defined in Section 6.2( c).
"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24,2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.
"Applicable Commitment" means the original principal amount of each Term Commitment for each Lender and each Lender's commitment to fund its portion of the Revolving Line.
"Approved Fund" means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a

Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
"Authorized Signer" is any individual listed in Borrower's Borrowing Resolution who is authorized to execute the Loan Documents on behalf of Borrower.
"Availability Amount" is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances.
"Base LIBOR Rate" means, for any Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day, on the preceding Business Day) in the amount of One Million Dollars ($1,000,000) are offered to major banks in the London interbank market on or about 11 :00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.
"Blocked Person" means: (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224, or ( e) a Person that is named a "specially designated national" or "blocked person" on the most current list published by OFAC or other similar list.
"Borrower" is defined in the preamble hereof.
"Borrower's Books" are all Borrower's books and records including ledgers, federal and state tax returns, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
"Borrowing Base" is the product of the Advance Rate multiplied by the Eligible Accounts; provided, however, that Agent has the right to adjust the foregoing in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value; and provided further, that, the proceeds for any sale of the Borrower's intellectual property shall not be included for purposes of calculating the Borrowing Base.
"Borrowing Resolutions" are, with respect to any Person, those resolutions adopted by such Person's board of directors (and, if required, under the terms of such Person's Operating Documents, stockholders) and delivered by such Person to the Lenders, approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying ( a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, on behalf of such Person, together with a sample of the true signature( s) of such Person(s), and (d) that the Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to the Agent or any Lender a further certificate canceling or amending· such prior certificate.
"Business Day" means any day that is not a Saturday, Sunday or a day on which banks are closed for business in California.
"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (I) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
"Claims" is defined in Section 12.3.
"Code" is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent's Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
"Collateral" is any and all properties, rights and assets of Borrower described on Exhibit A.
"Collateral Account" is any Deposit Account, Securities Account, or Commodity Account.
"Commitment Percentage" means, as to any Lender, the percentage set forth opposite such Lender's name on Schedule 1, as amended from time to time.
"Commodity Account" is any "commodity account" as defined in the Code with such additions to such term as may hereafter be made.

"Compliance Certificate" is that certain certificate in the form attached hereto as Exhibit B.
"Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
"Control Agreement" is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.
"Copyrights" are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
"Credit Extension" means any Term Loan, Advance, any Overadvance or any other extension of credit by Agent or the Lenders for Borrower's benefit.
"Creditor Entities" is defined in Section 12.9.
"Cross Aged Accounts" are, from the Effective Date through and including June 30, 2013, up to Seven Hundred Fifty Thousand Dollars ($750,000) of Accounts that are otherwise Eligible Accounts, the Account Debtor for which is Blue Cross/Blue Shield, that are re-invoiced, so long as the recent billing and collection history is acceptable to Agent, in its sole discretion.
"Default Rate" is defined in Section 2.3( c).
"Deferred Revenue" is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
"Deposit Account" is any "deposit account" as defined in the Code with such additions to such term as may hereafter be made.

"Dollars," "dollars" or use of the sign "$" means only lawful money of the United States and not any other currency, regardless of whether that currency uses the "$" sign to denote its currency or may be readily converted into lawful money of the United States.
"Effective Date" is defined in the preamble hereof.
"Eligible Accounts" means Accounts which arise in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5.3. Agent reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Agent otherwise agrees in writing, Eligible Accounts shall not include:
(a)     Accounts for which the Account Debtor is Borrower's Affiliate, officer, employee, or agent;
(b)     Accounts that the Account Debtor has not paid within one hundred twenty (120) days of invoice date regardless of invoice payment period terms;

(c)    Accounts with credit balances over one hundred twenty (120) days from invoice date;

(d)    Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within one hundred twenty (120) days of invoice date, excluding Cross Aged Accounts;

(e)     Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada;
(f)     Accounts billed from and/or payable to Borrower outside of the United States unless Agent has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);
(g)     Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);
(h)     Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof (other than Accounts generated from Medicare and/or Medicaid payment receivables), unless Borrower has assigned its payment rights to Agent and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
(i)     Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a "sale guaranteed", "sale or return", "sale on approval", or other terms if Account Debtor's payment may be conditional;

(j)     Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
(k)     Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower's failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
(l)     Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor's satisfaction of Borrower's complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
(m)     Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)     Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Agent, Borrower, and the Account Debtor have entered into an agreement acceptable to Agent wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called "bill and hold" accounts);
(o)     Accounts for which the Account Debtor has not been invoiced;
(p)     Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower's business;
(q)     Accounts for which Borrower has permitted Account Debtor's payment to extend beyond one hundred twenty (120) days;
(r)     Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(s)     Accounts arising from product returns and/or exchanges (sometimes called "warranty" or "RMA" accounts);
(t)     Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
(u)    Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
(v)     Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Agent approves in writing; and

(w)     Accounts for which Agent in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by "refreshed" or "recycled" invoices.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, "Eligible Assignee" shall not include Borrower, any Guarantor or any of Borrower's or any Guarantor's Affiliates or Subsidiaries. Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party becoming an assignee incident to such forced divestiture.
"Equipment" is all "equipment" as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
"ERISA" is the Employee Retirement Income Security Act of 1974, and its regulations.
"Event of Default" is defined in Section 8.
"Exchange Act" is the Securities Exchange Act of 1934, as amended.
"Excluded Property" means (i) any rights or interests in any license, contract or agreement to which the Borrower is a party, including any Restricted License, to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, such license, lease, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable law); (ii) any Equipment or other assets subject to a purchase money Lien permitted hereunder to the extent that the agreements governing the indebtedness secured by such Liens prohibit the granting of a security interest to the Agent hereunder; and (iii) any rights or property, including, without limitation, any intent-to-use trademark applications or any Restricted License to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest in such rights or property or would otherwise result in a material loss of rights from the creation of such security interest therein.
"Final Payment" means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, (b) the acceleration of the Term Loan, and (c) the prepayment of the entire outstanding balance of the Term Loan pursuant to Section 2.2( c) or (d), equal to the Term Loan Commitment (or, in the case of any partial prepayment made pursuant to Section 2.2( d), the principal amount of the Term Loan being prepaid) multiplied by the Final Payment Percentage.
"Final Payment Percentage" means three percent (3.00%).

"Funded Indebtedness" means, on any date of determination, (i) the aggregate amount of outstanding Advances made under the Revolving Line, and (ii) the aggregate obligations and liabilities of Borrower under the Term Loan.
"Funding Date" is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
"GAAP" is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
"General Intangibles" is all "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
"Governmental Approval" is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
"Governmental Authority" is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
"Guarantor" is any Person providing a Guaranty in favor of the Agent, the Security Trustee and the Lenders. As of the Effective Date there are no Guarantors.
"Guaranty" is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
"Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, ( c) capital lease obligations, and (d) Contingent Obligations.
"Indemnified Person" is defined in Section 12.3.
"Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of any of its creditors, or proceedings seeking reorganization, arrangement, or other relief.
"Intellectual Property" means, with respect to any Person, means all of such Person's right, title, and interest in and to the following:
(a)     its Copyrights, Trademarks and Patents;
(b)     any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damage by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)     all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
"Interest Period" means (a) the period commencing on the Effective Date and ending one (1) month thereafter; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending one (1) month thereafter; provided that if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
"Interest Rate Determination Date" means the second (2nd) Business Day prior to the first (1st) day of the related Interest Period.
"Inventory" is all "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
"Investment" is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

"IP Agreement" is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Agent dated as of the date hereof.
"Lender" means any one of the Lenders.
"Lender Expenses" are all audit fees and expenses, costs, and expenses (including reasonable attorneys' fees and expenses) of Agent and Lenders for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower, any Subsidiary of Borrower or any Guarantor.
"Lenders" means the Persons identified on Schedule 1 hereto, and each assignee that becomes a party to this Agreement pursuant to Section 12.2.
"LIBOR Rate" means, for each Interest Period, the Base LIBOR Rate for such Interest Period.
"LIBOR Rate Margin" means six and one-tenth percent (6.10%) per annum.
"Lien" is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
"Loan Documents" are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Agreement, each Guaranty, each Security Agreement, each Guaranty, the Pledge Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of the Agent or any Lender in connection with this Agreement, all as amended, restated, or otherwise modified.
"Loan Party" means Borrower and each Guarantor.
"Material Adverse Change" is (a) a material impairment in the perfection or priority of Agent's Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Agent determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
"Maturity Date" means September 1, 2016.
"Minimum Liquidity Ratio" is defined in Section 6.9(a).
"Monthly Financial Statements" is defined in Section 6.2(a).

"Obligations" are Borrower's obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent or any Lender, and to perform Borrower's duties under the Loan Documents.
"OFAC" means the U.S. Department of Treasury Office of Foreign Assets Control.
"OFAC Lists" means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224,66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
"Operating Documents" are, for any Person, such Person's formation documents, as certified by the Secretary of State (or equivalent agency) of such Person's jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and ( c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
"Overadvance" is defined in Section 2.7.
"Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
"Payment Date" is the first day of each month.
"Perfection Certificate" is defined in Section 5.1.
"Permitted Indebtedness" is:
(a)     Borrower's Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;
(b)     [reserved];
(c)     Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(d)     Subordinated Debt;
(e)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business:
(f)    Indebtedness incurred as a result of endorsing negotiable instruments received or issuing performance bonds, each in the ordinary course of business;

(g)     Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of"Permitted Liens" hereunder; and
(h)     extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

"Permitted Investments" are:
(a)     Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;
(b)     Investments consisting of Cash Equivalents;
(c)     Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)     Investments consisting of deposit accounts in which Agent has a perfected security interest;
(e)    Investments accepted in connection with Transfers permitted by Section 7.1;
(f)     Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's board of directors;
(g)     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and
(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary.

"Permitted Liens" are:
(a)     Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b)     Liens for taxes, fees, assessments or other government charges or levies, either
(i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c)     (x) capital leases and (y) purchase money Liens securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding which Liens are (i) established upon the leasing or acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d)     Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)     Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)     Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)     leases or subleases of real property granted in the ordinary course of Borrower's business (or, if referring to another Person, in the ordinary course of such Person's business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower's business (or, if referring to another Person, in the ordinary course of such Person's business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;
(h)     non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;
(j)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and
(k)     Liens in favor of other financial institutions arising in connection with Borrower's deposit and/or securities accounts held at such institutions, provided that Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts.
"Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
"Pledge Agreement" is a certain Stock Pledge Agreement dated as of the Effective Date from Borrower to Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
"Prepayment Fee" means with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment,acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:
(a)     for a prepayment made on or after the Effective Date through and including the date which is twelve (12) months after the Effective Date, five percent (5.00%) multiplied by the outstanding principal amount of the Term Loan being prepaid;
(b)     for a prepayment made after the date which is twelve (12) months after the Effective Date through and including the date which is twenty-four (24) months after the Effective Date, two and one-half percent (2.50%) multiplied by the outstanding principal amount of the Term Loan being prepaid; and

(c)     for a prepayment made after the date which is twenty-four (24) months after the Effective Date and prior to the Maturity Date, one percent (1.00%) multiplied by the outstanding principal amount of the Term Loan being prepaid.

"Prime Rate" is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the "prime rate" then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the "Prime Rate" shall mean the rate of interest per annum announced by Silicon Valley Bank as its prime rate in effect at its principal office in the State of California (such announced Prime Rate not being intended to be the lowest rate of interest charged by Lenders in connection with extensions of credit to debtors).
"Pro Rata Share" means, as determined by Agent, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of the Term Loan or Revolving Line, as applicable, held by such Lender by the outstanding aggregate amount of the Term Loan or Revolving Line, as applicable.
"Regulatory Change" means, with respect to Lenders, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Lenders, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
"Required Lenders" means, unless all of the Lenders and Agent agree otherwise in writing, Lenders having (a) more than seventy-six percent (76%) of the Applicable Commitments of all Lenders, or (b) if such Applicable Commitments have expired or been terminated, more than seventy-six percent (76%) of the aggregate outstanding principal amount of the Credit Extensions.
"Requirement of Law" is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Reserves" means, as of any date of determination, such amounts as Agent may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Agent's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Agent determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

"Responsible Officer" is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
"Restricted License" is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent's right to sell any Collateral.
"Revolving Line" is an aggregate principal amount not to exceed Four Million Dollars ($4,000,000) outstanding at any time.
"Revolving Line Maturity Date" is September 1, 2016.
"SEC" shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
"Secured Promissory Note" has the meaning given it in Section 2.13.
"Secured Promissory Note Record" means a record maintained by each Lender with respect to the outstanding Obligations and credits made thereto.
"Securities Account" is any "securities account" as defined in the Code with such additions to such term as may hereafter be made.
"Security Agreement" is any agreement executed by any Loan Party other than Borrower pursuant to which such Loan Party creates a Lien in respect of its property to Agent, Security Trustee or any Lender as security for the Obligations.
"Subordinated Debt" is indebtedness incurred by Borrower subordinated to all of Borrower's now or hereafter indebtedness owed to any Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lenders entered into between such Lenders and the other creditor), on terms acceptable to such Lenders.
"Subsidiary" is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
"Term Loan" has the meaning given it in Section 2.2(a).
"Term Loan Commitment" means, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1. "Term Loan Commitments" means the aggregate amount of such commitments of all Lenders.

"Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
"Transfer" is defined in Section 7.1.
"Unused Revolving Line Facility Fee" is defined in Section 3.5(c).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this. Agreement to be executed as of the Effective Date.

AGENT:
THIRD SECURITY SENIOR STAFF 2008 LLC
As Agent for Lenders

LENDERS:
THIRD SECURITY SENIOR STAFF 2008 LLC
THIRD SECURITY STAFF 2010 LLC
THIRD SECURITY INCENTIVE 2010 LLC

[Signature Page -Loan and Security Agreement]

EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	Collateral Description
ExhibitB	Compliance Certificate
Exhibit C	Form of Secured Promissory Note

SCHEDULES

Schedule I	Lenders and Commitments

EXHIBIT A
COLLATERAL
The Collateral consists of all assets of Borrower, including all of Borrower's right, title and interest in and to the following personal property:
(a)     all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
(b)     all Borrower's Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding any of the other provisions set forth in herein, this Agreement shall not constitute a grant of a security interest in in any Excluded Property; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and the Borrower shall be deemed to have granted a security interest in, all such rights and interests or Equipment or other assets, as the case may be, as if such provision had never been in effect; and provided, further, that notwithstanding any such restriction, Collateral shall, to the extent such restriction does not by its terms apply thereto, include all rights incident or appurtenant to any such rights or interests and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such rights and interests.

EXHIBIT B
COMPLIANCE CERTIFICATE
TO: Third Security
FROM: Transgenomic, Inc.
DATE: _______________, 201__

The undersigned authorized officer of Transgenomic, Inc. ("Borrower") certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Agent and the Lenders (the "Agreement"):
(1)     Borrower is in complete compliance with all required covenants for the month ending _________, 201__, except as noted below;
(2)     there are no Events of Default, except as noted below;
(3)     all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(4)     Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of the Agreement; and
(5)     no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.

Attached are the required documents supporting the certifications set forth in this Compliance Certificate. The undersigned certifies, in his/her capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges, in his/her capacity as an officer of Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
Monthly Financial Statements	Monthly within 30 days	Yes	No
Audited Financial Statements	Annually within 120 days after FYE	Yes	No
Board Approved Projections	NLT 30 days after completion no later than 90 days after FYE	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No
Minimum Liquidity Ratio	Per Section 6.9(a) of the Loan Agreement	Yes	No
Minimum Net Revenue	Per Section 6.9(b) of the Loan Agreement	Yes	No
The following are the exceptions with respect to the certification above: (If no exceptions exist, state "No exceptions to note.")

TRANSGENOMIC, INC.	AGENT USE ONLY
By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status	Yes	No

EXHIBIT C
Form of Secured Promissory Note
(See attached.)

SECURED PROMISSORY NOTE
$______    Dated: March ____, 2013
FOR VALUE RECEIVED, the undersigned, TRANSGENOMIC, INC., a Delaware corporation ("Borrower") HEREBY PROMISES TO PAY to the order of___---- ("Lender") the principal amount of _______ DOLLARS ($______) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of the Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated as of March _--, 2013 by and among Borrower and Third Security Senior Staff 2008 LLC, as Agent, and the Lenders as defined therein (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement. If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on Maturity Date as set forth in the Loan Agreement.
Borrower agrees to pay any initial partial month interest payment from the date of this Secured Promissory Note (this "Note") to the first Payment Date ("Interim Interest") on the first Payment Date.
Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.
The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
This Note may not be prepaid except as set forth in Section 2.2(c) and Section 2.2(d) of the Loan Agreement.
This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.
Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.
Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.
Note Register: Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
TRANSGENOMIC, INC

By:
Name:
Title

SCHEDULE 1
LENDERS AND COMMITMENTS

Lender	Term Loan Commitment	Commitment Percentage
Third Security Incentive 2010 LLC	$800,000	20%
Third Security Staff 2010 LLC	$1,600,000	40%
Third Security Senior Staff 2008 LLC	$1,600,000	40%

TOTAL	$4,000,000	100%

Lender	Revolving Loan Commitment	Commitment Percentage
Third Security Incentive 2010 LLC	$800,000	20%
Third Security Staff 2010 LLC	$1,600,000	40%
Senior Staff 2008 LLC	$1,600,000	40%

TOTAL	$4,000,000	100%